Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of BTRS Holdings Inc. on Post-Effective Amendment No. 1 to Form S-1 (File No. 333-252698) of our report dated March 24, 2021 with respect to our audits of the consolidated financial statements of BTRS Holdings Inc. (f/k/a South Mountain Merger Corp.) as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from February 28, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Los Angeles, CA
March 24, 2021